Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Paragon 28, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid (Primary)	Equity	Common Stock, par value $0.01 per share

	Equity	Preferred Stock, par value $0.01 per share

	Debt	Debt Securities

	Other	Warrants

	Other	Purchase Contracts

	Other	Units

	Unallocated (Universal) Shelf	–	Rule 457(o)	(1)(2)	(3)	$100,000,000	$110.20 per $1,000,000	$11,020.00 (3)

Fees To Be Paid (Secondary)	Equity	Common Stock, par value $0.01 per share	Rule 457(c)	10,000,000	18.97 (4)	189,650,000	$110.20 per $1,000,000	$20,899.43 (4)

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					289,650,000		$31,919.43

	Total Fees Previously Paid							–

	Total Fee Offsets							–

	Net Fee Due							$31,919.43

(1)

An unspecified number of securities or aggregate principal amount, as applicable, is being registered as may from time to time be offered at unspecified prices and, in addition, an unspecified number of additional shares of common stock is being registered as may be issued from time to time upon conversion of any debt securities that are convertible into common stock or pursuant to any anti-dilution adjustments with respect to any such convertible debt securities.

(2)	Includes rights to acquire common stock or preferred stock of the Company under any shareholder rights plan then in effect, if applicable under the terms of any such plan.
(3)

Estimated solely for the purpose of calculating the registration fee. No separate consideration will be received for shares of common stock that are issued upon conversion of debt securities or preferred stock or upon exercise of common stock warrants registered hereunder. The aggregate maximum offering price of all securities issued by the Company pursuant to this registration statement will not exceed $100,000,000.

(4)

With respect to the secondary offering, the registration fee has been calculated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of registrant’s common stock as reported on the New York Stock Exchange on October 26, 2022.